Exhibit 10.12

WILSON BANK HOLDING COMPANY

NON-QUALIFIED STOCK OPTION AGREEMENT

(Directors)

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of this      day of             , 20     (the “Grant Date”), by and between Wilson Bank Holding Company, a Tennessee corporation (together with its Subsidiaries and Affiliates, the “Company”), and the individual identified on the signature page hereto (the “Optionee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Wilson Bank Holding Company Amended and Restated 2016 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of stock options for the purchase of shares of the common stock, $2.00 par value per share, (the “Common Stock”) of the Company (the “Shares”); and

WHEREAS, the Company desires to afford the Optionee an opportunity to purchase Shares as hereinafter provided in accordance with the provisions of the Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Grant of Option.

(a) The Company grants as of the date of this Agreement the right and option (the “Option”) to purchase                  Shares, in whole or in part (the “Option Stock”), at an exercise price of                      and No/100 Dollars ($        ) per Share, on the terms and conditions set forth in this Agreement and subject to all provisions of the Plan. The Optionee, holder or beneficiary of the Option shall not have any of the rights of a shareholder with respect to the Option Stock until such person has become a holder of such Shares by the due exercise of the Option and payment of the Option Payment (as defined in Section 3 below) in accordance with this Agreement.

(b) The Option shall be a non-qualified stock option.

2. Exercise of Option.

(a) Except as otherwise provided herein, this Option shall become vested and exercisable as set forth below, if and only if the Optionee has continuously provided services as a director of the Company from the date of this Agreement through and including such dates:

Percentage Vested	Date

(b) Notwithstanding the foregoing, this option shall vest and become exercisable (but only to the extent such Option has not otherwise terminated) with respect to 100% of the Option Stock in the event of the Optionee’s death, Disability or Retirement or immediately prior to the occurrence of a Change in Control provided that the Optionee has continuously provided services as a director of the Company from the date of this Agreement to such event. Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement “Retirement” means that the Optionee’s service as a director ends following the Optionee having served as a director of the Company for twenty (20) years or having attained the age at which the Optionee is required to retire from the Board pursuant to the Company’s mandatory retirement age policy applicable to the Optionee.

3. Manner of Exercise. The Option may be exercised in whole or in part at any time within the period permitted hereunder for the exercise of the Option, with respect to whole Shares only, by serving written notice of intent to exercise the Option delivered to the Company at its principal office (or to the Company’s designated agent), stating the number of Shares to be purchased, the person or persons in whose name the Shares are to be registered and each such person’s address and social security number. Such notice shall not be effective unless accompanied by payment in full of the Option Price for the number of Shares with respect to which the Option is then being exercised (the “Option Payment”). The Option Payment shall be made in (a) cash or cash equivalents, (b) by transfer, either actually or by attestation, to the Company of whole Shares previously acquired by the Optionee and valued at the Shares’ Fair Market Value on the date of exercise (or next succeeding trading date if the date of exercise is not a trading date), or by a combination of such cash (or cash equivalents) and Shares, (c) by directing the Company to withhold that number of whole Shares otherwise deliverable to the Optionee pursuant to the Option having an aggregate Fair Market Value at the time of exercise equal to the Option Payment, or (d) by a combination of (a), (b) and/or (c). Notwithstanding anything in the Plan to the contrary, for purposes of this Agreement “Fair Market Value” means the weighted average trading price (the “Weighted Average Trading Price”) for the Common Stock for the thirty (30) day period ending on the date of exercise, or such other value as the Board may determine pursuant to the reasonable application of a reasonable valuation method if the Board determines that the Weighted Average Trading Price is not a reasonable indication of the fair market value of the Common Stock.

4. Termination of Option. The Option will expire ten (10) years from the date of grant of the Option (the “Term”) with respect to any then unexercised portion thereof, unless terminated earlier as set forth below:

(a) Termination by Death. If the Optionee’s service as a director of the Company terminates by reason of death, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above), by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee, for a period of three (3) years from the date of death or until the expiration of the Term of the Option, whichever period is the shorter.

(b) Termination by Reason of Disability. If the Optionee’s service as a director of the Company terminates by reason of Disability, this Option may thereafter be exercised, to the extent the Option was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above), by the Optionee or personal representative or guardian of the Optionee, as applicable, for a period of three (3) years from the date of such termination of service as a director or until the expiration of the Term of the Option, whichever period is the shorter.

(c) Termination by Retirement. If the Optionee’s service as a director of the Company terminates by reason of Retirement, this Option may thereafter be exercised by the Optionee, to the extent the Option was exercisable at the time of such termination (after giving effect to any acceleration of vesting provided for in Section 2 above) for a period of three (3) years from the date of such termination of service as a director or until the expiration of the Term of the Option, whichever period is the shorter.

(d) Termination for Cause. If the Optionee’s service as a director of the Company is terminated for Cause, this Option shall terminate immediately following the termination of the Optionee’s service as a director of the Company and become void and of no effect, and any Option that was vested but not exercised prior to the termination of the Optionee’s service as a director of the Company shall be forfeited as of the termination of the Optionee’s service as a director of the Company.

(e) Other Termination. If the Optionee’s service as a director of the Company is terminated for any reason other than for Cause, death, Disability or Retirement, this Option may be exercised, to the extent the Option was exercisable at the time of such termination, by the Optionee for a period of ninety (90) days from the date of such termination of service or the expiration of the Term of the Option, whichever period is the shorter.

5. No Right to Continued Service. The grant of the Option shall not be construed as giving the Optionee the right to be retained on the Board of the Company, and, subject to applicable law, the Company may at any time dismiss the Optionee from service as a director of the Company free from any liability or any claim under the Plan or this Agreement.

6. Adjustment to Option Stock. The Board may make equitable and proportionate adjustments in the terms and conditions of, and the criteria included in, this Option in recognition of unusual or nonrecurring events (and shall make the adjustments for the events described in Section 4.2 of the Plan) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles in accordance with the Plan, whenever the Board determines that such event(s) affect the Shares. Any such adjustments shall be effected in a manner that precludes the material enlargement of rights and benefits under this Award.

7. Amendments to Option. Subject to the restrictions contained in the Plan, the Board may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Option, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of the Optionee or any holder or beneficiary of the Option shall not to that extent be effective without the consent of the Optionee, holder or beneficiary affected.

8. Limited Transferability. Except as otherwise allowed by the Board, during the Optionee’s lifetime, this Option can be exercised only by the Optionee. This Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Optionee other than by will or the laws of descent and distribution. Any attempt to otherwise transfer this Option shall be void. No transfer of this Option by the Optionee by will or by laws of descent and distribution shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will and/or such other evidence as the Board may deem necessary or appropriate to establish the validity of the transfer.

9. Reservation of Shares. At all times during the term of this Option, the Company shall use its best efforts to reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of this Agreement.

10. Plan Governs. The Optionee hereby acknowledges receipt of a copy of (or electronic link to) the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern.

11. Severability. If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

12. Notices. All notices required to be given under this Award shall be deemed to be received if delivered or mailed as provided for herein to the parties at the following addresses, or to such other address as either party may provide in writing from time to time.

To the Company:	Wilson Bank Holding Company
623 W. Main Street
Lebanon, Tennessee 37087
Attn: Chief Financial Officer

To the Optionee:	The address then maintained with respect to the Optionee in the Company’s records.

13. Governing Law. The validity, construction and effect of this Agreement shall be determined in accordance with the laws of the State of Tennessee without giving effect to conflicts of laws principles.

14. Resolution of Disputes. Except in such instances where the Company is seeking to enforce its rights pursuant to Section 16 of this Agreement, any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Board. Any determination made hereunder shall be final, binding and conclusive on the Optionee and the Company for all purposes.

15. Successors in Interest. This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Optionee’s legal representative and assignees. All obligations imposed upon the Optionee and all rights granted to the Company under this Agreement shall be binding upon the Optionee’s heirs, executors, administrators, successors and assignees.

16. Restrictive Covenants.

(a) Non-Competition. The Optionee agrees that during the Optionee’s service as a director of the Company and for a period of twelve (12) months following the termination of the Optionee’s service as a director of the Company for any reason, the Optionee will not (except on behalf of or with the prior written consent of the Company), within the Area, either directly or indirectly, on the Optionee’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Optionee provided for the Company. “Area” for purposes of this Agreement shall mean any county where the Company has an office as of the date that the Optionee’s service as a director of the Company terminates and Williamson County, if the Company does not at such time have an office in Williamson County. “Competing Business” for purposes of this Agreement shall mean any entity (other than the Company) that is conducting business that is the same or substantially the same as the business of the Company, which the parties hereto agree is the business of commercial and consumer banking.

(b) Non-Solicitation of Customers. The Optionee agrees that during the Optionee’s service as a director of the Company and for a period of twelve (12) months following the termination of the Optionee’s service as a director of the Company for any reason, the Optionee will not (except on behalf of or with the prior written consent of the Company) on the Optionee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Company’s customers, including prospective customers actively sought by the Company, with whom the Optionee has or had material contact during the last one (1) year of the Optionee’s service as a director of the Company, for purposes of providing products or services that are competitive with those provided by the Company.

(c) Non-Solicitation of Employees. The Optionee agrees that during the Optionee’s service as a director of the Company and for a period of twelve (12) months following the termination of the Optionee’s service as a director of the Company for any reason, the Optionee will not (except on behalf of or with the prior written consent of the Company) on the Optionee’s own behalf or in the service or on behalf of others, solicit, recruit or hire or attempt to solicit, recruit or hire any employee of the Company that was an employee of the Company within the one (1) year period prior to the termination of the Executive’s service as a director of the Company, whether or not such employee is a full-time employee or a temporary employee of the Company, such employment is pursuant to written agreement, for a determined period, or at will.

(d) Impact of Change in Control. In the event that a Change in Control occurs prior to (or immediately following) the termination of the Optionee’s service as a director of the Company, this Section 16 shall be void and of no further force and effect from and after the Change in Control.

(e) Recovery of Attorneys’ Fees. In the event the Optionee breaches any provision of this Section 16, the Company shall be entitled to recover from the Optionee the reasonable costs incurred in preventing or remedying such breach, including but not limited to attorneys’ fees.

(f) Reduced Scope. If any court or other decision-maker of competent jurisdiction determines that any of the Optionee’s covenants contained in Section 16 of this Agreement is unenforceable because of the duration or scope of such provision, then, after such determination has become final and nonappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

(g) Breach of Restrictive Covenants. The Optionee acknowledges and agrees that any breach by him of any of the provisions of this Section 16 (the “Restrictive Covenants”) would result in irreparable injury and damage to the Company for which money damages would not provide an adequate remedy. Therefore, if the Optionee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity (including, without limitation, the recovery of damages):

(i) the right and remedy to have the Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Optionee of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants; and

(ii) the right and remedy to have the period of time of any such Restrictive Covenant extended by the amount of time equivalent to the time that accrues from the earlier of: (A) the Optionee’s first breach of the Restrictive Covenants or (B) the date of the Optionee’s termination of service as a director of the Company, until the later of: (I) the date the Optionee ceases breaching the Restrictive Covenants; or (II) the date a court of proper jurisdiction issues a judgment finding that the Optionee has breached the Restrictive Covenants.

(h) Venue; Right to Jury Trial. The Optionee and the Company shall submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Middle District of Tennessee or the Chancery Court for Wilson County, Tennessee in any litigation arising out of Section 16 of this Agreement. The Optionee hereby expressly waives the Optionee’s right to a jury trial in any court proceeding arising out of or relating to this Agreement.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties have caused this Non-Qualified Stock Option Agreement to be duly executed effective as of the day and year first above written.

WILSON BANK HOLDING COMPANY

By:

OPTIONEE:

Signature

Please check this box  ☐ to acknowledge that you have read this Agreement, including, without limitation, Section 16 hereof, agree to be bound by the terms of this Agreement, including, without limitation, Section 16 hereof, and accept the Options granted hereunder.